Exhibit 99.1

Gigamon Announces Completion of Acquisition by Elliott Management and Qatar Investment Authority

Santa Clara, Calif., December 27, 2017 – Gigamon Inc., (“Gigamon”) the leader in traffic visibility solutions for cybersecurity and monitoring applications, today announced the successful completion of its acquisition by Elliott Management (“Elliott”), a leading multi-strategy private investment firm, and the Qatar Investment Authority (“QIA”) . Elliott’s investment is being led by its private equity affiliate, Evergreen Coast Capital (“Evergreen”). The acquisition, valued at approximately $1.6 billion, was approved by Gigamon shareholders on December 22, 2017. As a result of the completion of the transaction, shareholders will receive $38.50 per share in cash and Gigamon common stock will no longer be listed for trading on the NYSE.

“This is a pivotal day for Gigamon employees, customers and partners around the world. With the acquisition complete, our team will continue to execute strategic initatives that will both empower our customers with new, rich functionality and drive Gigamon to the next level of growth,” said Paul Hooper, Chief Executive Officer of Gigamon. “As a private company, we will continue to build upon our leading technology foundation and transform the market we created and lead. With our Security Delivery Platform, we are in a unique position to enable NetOps and SecOps teams to work together addressing the common goal of securing their enterprise while containing costs and minimizing complexity. Working closely with Evergreen, we are entering a new and exciting era.”

“This is a landmark transaction for Evergreen and Elliott,” said Jesse Cohn, Partner at Elliott. “We are deeply committed to the success of Gigamon as it continues to innovate and deliver customer value. Gigamon’s market-leading platform and position in next-generation infrastructure represents significant potential for the future.”

“The IT landscape is being transformed through massive and disruptive change, and partnering with a market-leading organization and world-class executives to drive this disruption represents a fantastic opportunity,” said Isaac Kim, Managing Director of Evergreen Coast Capital. “We are excited to work with Gigamon to accelerate the delivery of innovative new offerings, transform its go-to-market approach and maximize the company’s potential.”

“We believe Gigamon is well positioned at the crossroads of the secular changes in technology driven by data growth, security, networking and the cloud. We look forward to maximizing the value of this unique asset for all stakeholders. Our investment marks QIA’s ongoing commitment to investing in high quality Technology, Media and Telecommunications assets,” said a spokesperson for the QIA.

The Gigamon portfolio of security and network solutions empowers organizations in financial services, healthcare, high tech and the public sector to effectively manage, secure and understand all the data in motion across their networks. Gigamon solutions have been deployed by many of the world’s leading organizations including 427 of the Fortune 500 and 10 of the top 10 U.S. federal agencies. Gigamon has more than 2,600 customers today and employs over 750 people across offices globally.

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor to Gigamon and Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as legal advisor. Jefferies Finance LLC is providing financing for Elliott. Jefferies LLC is acting as financial advisor to Elliott and Gibson, Dunn & Crutcher is acting as legal advisor. Bank of America Merrill Lynch is acting as structuring agent and Macquarie Capital LLC is acting as financial advisor to Evergreen.

About Gigamon

Gigamon® provides active visibility into physical and virtual network traffic, enabling stronger security and superior performance. The Gigamon Visibility Platform and the GigaSECURE® Security Delivery Platform, deliver advanced intelligence so that security, network, and application performance management solutions in enterprise, government, and service provider networks operate more efficiently and effectively. Learn more at http://www.gigamon.com/, the Gigamon blog or follow Gigamon on Twitter, LinkedIn or Facebook. See What Matters. ™

About Elliott and Evergreen

Elliott Management Corporation manages two multi-strategy investment funds which combined have approximately $34 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. This investment is being led by Evergreen Coast Capital, Elliott’s Menlo Park affiliate, which focuses on technology investing.

About Qatar Investment Authority (QIA)

Qatar Investment Authority was founded by the State of Qatar in 2005 following the vision of HH Sheikh Hamad bin Khalifa Al Thani to strengthen the country’s economy by diversifying into new asset classes. Building on the heritage of Qatar investments dating back more than three decades, its growing portfolio of long-term investments help complement the state’s huge wealth in natural resources.

Headquartered in Doha, and now with a subsidiary in New York called QIA Advisory, QIA is structured to operate at the very highest levels of global investing. As a world class investor, QIA adheres to the strictest financial and commercial disciplines. It has a strong track record of investing in different asset classes, including listed securities, property, alternative assets and private equity in all the major capital markets as well as the newer emerging markets.

Contacts

Gigamon

Investor Contact:

Jennifer Gianola

+1 (408) 831-4452

Jennifer.Gianola@Gigamon.com

Elliott Management

Media Contact:

Stephen Spruiell

+1 (212) 478-2017

sspruiell@elliottmgmt.com